Execution Copy

ADMINISTRATION AGREEMENT

                                                This Administration Agreement (“Agreement”), made as of September 9, 2014, and to have an effective date with respect to a Portfolio (as defined below) on or about October 17, 2014 or on a date that is mutually agreed upon in writing by the parties hereto, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and HIMCO VARIABLE INSURANCE TRUST, a business trust organized and existing under the laws of Delaware (the “Fund”).

                                                WHEREAS, the Fund is an open-end management investment company registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

                                               WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

                                               WHEREAS, the Fund intends that this Agreement be applicable to each of its series set forth on Appendix A hereto (such series together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 16 below, shall hereinafter be referred to herein as the “Portfolio(s)”);

                                               WHEREAS, the Fund desires to retain the Administrator to furnish certain administrative services to the Fund and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

                                                NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.                                      APPOINTMENT OF ADMINISTRATOR

                                                The Fund hereby appoints the Administrator to act as administrator to the Fund for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement.  The Administrator accepts such appointment and agrees to render the services stated herein.

2.                                      DELIVERY OF DOCUMENTS

                                                The Fund will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.                                      The Fund’s articles of organization or declaration of trust and by-laws;

b.                                      The Fund’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Portfolio(s) and all amendments and supplements thereto as in effect from time to time;

c.                                       Copies of the resolutions of the Board of Trustees of the Fund (the “Board”) certified by the Fund’s Secretary authorizing (1) the Fund to enter into this Agreement and (2) certain individuals on behalf of the Fund to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.                                      A copy of the investment advisory agreement between the Fund and its investment adviser; and

e.                                       Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

As used in this Agreement, the term “Governing Documents” means the Fund’s articles of organization or declaration of trust and by-laws, as applicable, and Registration Statement.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

                                                The Administrator represents and warrants to the Fund that:

a.                                      It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.                                      It has the requisite power and authority under applicable law and by its organizational documents to carry on its business in The Commonwealth of Massachusetts and to enter into and perform this Agreement;

c.                                       All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.                                      No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.                                       Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE FUND

                                                The Fund represents and warrants to the Administrator that:

a.                                      It is organized and validly existing in good standing in its jurisdiction of organization;

b.                                      It has the requisite power and authority under applicable law and by its Governing Documents to enter into and perform this Agreement;

c.                                       All requisite proceedings have been or will be taken to authorize it to enter into and perform this Agreement;

d.                                      Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it;

e.                                       No legal or administrative proceedings have been instituted or threatened which would materially impair the Fund’s ability to perform its duties and obligations under this Agreement;

f.                                        It is an open-end management investment company properly registered with the SEC under the 1940 Act;

g.                                       The Registration Statement has been filed by the Fund and will be effective and remain effective during the term of this Agreement.  The Fund also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which each Portfolio offers or sells its shares of beneficial interest (“Shares”) have been or will be made; and

h.                                      As of the close of business on the date of this Agreement, each Portfolio is authorized to issue unlimited Shares.

5.                                      ADMINISTRATION SERVICES

                                                The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Fund and, in each case where appropriate, the review and comment by the Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Fund and the Administrator.

The Administrator shall perform such other services for the Fund that are mutually agreed to by the parties from time to time, for which the Fund will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses.  The provision of such services shall be subject to the terms and conditions of this Agreement.

                                                The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.                                      COMPENSATION OF ADMINISTRATOR; EXPENSE REIMBURSEMENT; FUND EXPENSES

The Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Fund on behalf of each applicable Portfolio and the Administrator.

The Fund agrees to reimburse the Administrator for any equipment and supplies specially ordered by or for the Fund through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Fund’s behalf at the Fund’s request or with the Fund’s prior consent.

                                                The Fund will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator.  For the avoidance of doubt, Fund expenses not assumed by the Administrator, include, but are not limited to:  organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR , Form N-Q, Form N-PX, Form N-MFP, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Fund directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of printer- related preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Fund; costs of Preparation, printing, distribution and mailing, as applicable, of the Fund’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Fund’s tax returns, Form N-1A, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Portfolio(s)’ net asset value.

7.                                      INSTRUCTIONS AND ADVICE

                                                At any time, the Administrator may apply to any officer of the Fund or his or her designee for instructions or consult with the independent accountants for the Fund, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement.  The Administrator shall be entitled to rely on and may act upon advice of counsel (who may, after prior consent from the Fund, be external counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

The Administrator shall not be liable, and shall be indemnified by the Fund, for any action taken or omitted by it in good faith and without negligence in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons.  The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund or applicable Portfolio(s).  Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.                                      STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

                                                (a)                                 In performing the services hereunder, the Administrator shall act without negligence, bad faith, willful misconduct or fraud and with the reasonable care, prudence, diligence and skill that may be reasonably expected of a leading provider of fund administration services in carrying out all of its duties and obligations under this Agreement.  The Administrator shall be kept indemnified by and shall be without liability to the Fund for any action taken or omitted by it in good faith without negligence; provided that, the Administrator shall not be indemnified against any liability arising out of the Administrator’s failure to exercise its standard of care set out in this paragraph.

(b)                                 The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 13, shall have no responsibility for the actions or activities of any other party, including other service providers.  The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Fund insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Fund by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Fund.  The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless such loss or damage arises directly from, and then only to the extent of, the negligence or willful misconduct of the Administrator, its officers or employees.  Notwithstanding anything contained herein to the contrary, neither party shall be liable for any indirect, special or consequential damages (including, without limitation, reasonable attorneys’ fees); provided that the foregoing limitation shall not apply with respect to damages or claims arising out of or relating to that party’s fraud or willful misconduct.

(c)                                  In any event, except as otherwise agreed to in writing by the parties hereto, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Fund under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period.  “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred.  Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2014 shall be the date of this Agreement through December 31, 2014, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2015 and terminating on December 31, 2015 shall be the date of this Agreement through December 31, 2014, calculated on an annualized basis.

                                                (d)                                 Except as may arise from Administrator’s failure to exercise its standard of care, the Administrator shall not be responsible or liable to the Fund for events or circumstances beyond the reasonable control of the Administrator, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any securities market or system, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, work stoppages, natural disasters, acts of war, revolution, riots or terrorism or other similar force majeure events or acts.

                                                (e)                                  Except as may arise from Administrator’s failure to exercise its standard of care, the Fund shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Fund or upon reasonable reliance on information or records given or made by the Fund or its investment adviser.

                                                (f)                                   The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.                                      CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations.  All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party.  Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party.  Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.                               COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

                                                The Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

                                                The Administrator shall with respect to each Portfolio create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of the Fund under the 1940 Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all such records shall at all times remain the property of the Fund and shall be readily accessible during the regular business hours of the Administrator, and shall be promptly surrendered upon the termination of this Agreement or otherwise upon written request.  The Administrator further agrees that all records that it maintains for each Portfolio pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.  Records may be surrendered in either written or machine-readable form, at the option of the Administrator.

11.                               SERVICES NOT EXCLUSIVE

                                                The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others.  The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund.

12.                               EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending October 17, 2019 (the “Initial Term”).  After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.  During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.  Upon termination of this Agreement pursuant to this paragraph with respect to the Fund or any Portfolio, the Fund or applicable Portfolio shall pay Administrator its compensation due and shall reimburse Administrator for its costs, expenses and disbursements.

In the event of: (i) the Fund’s termination of this Agreement with respect to the Fund or its Portfolio(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Fund or a Portfolio (or its respective successor), the Fund or applicable Portfolio shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Administrator with respect to the Fund or such Portfolio) and shall reimburse the Administrator for its costs, expenses and disbursements.  For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Fund or a Portfolio and distribution of the Fund’s or such Portfolio’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund or such Portfolio is no longer viable (b) a merger of the Fund or a Portfolio into, or the consolidation of the Fund or a Portfolio with, another entity, or (c) the sale by the Fund or a Portfolio of all, or substantially all, of the Fund’s or Portfolio’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to the Fund or such Portfolio (or its respective successor) on substantially the same terms as this Agreement.

                                                Termination of this Agreement with respect to any one particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to the Fund or any other Portfolio.

13.                               EMPLOYMENT OF OTHERS

The Administrator may employ, engage, associate or contract with such person or persons, including, without limitation, affiliates and subsidiaries of the Administrator, as the Administrator may deem desirable to assist it in performing its duties under this Agreement without the consent of the Fund; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Fund for the acts and omissions of any such person or persons as it is for its own acts and omissions under this Agreement.

14.                               INSURANCE

The Administrator shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by the Administrator under this Agreement.  Upon the Fund’s reasonable request, which in no event shall be more than once annually, the Administrator shall furnish to the Fund a summary of the Administrator’s applicable insurance coverage.

15.                               INTERPRETIVE AND ADDITIONAL PROVISIONS

In connection with the operation of this Agreement, the Administrator and the Fund on behalf of each of the Portfolios, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement.  Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Fund’s Governing Documents.  No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

16.                               ADDITIONAL PORTFOLIOS

In the event that the Fund establishes one or more series of Shares in addition to those set forth on Appendix A hereto with respect to which it desires to have the Administrator render services as administrator under the terms hereof, it shall so notify the Administrator in writing, and if the Administrator agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

17.                               THE PARTIES

All references herein to the “Portfolio” are to the individual series or portfolio of the Fund, or to the Fund on behalf of the individual series or portfolio, as appropriate.  Any reference in this Agreement to “the parties” shall mean the Administrator and the Fund.

18.                               NOTICES

                                                Any notice, instruction or other communication required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Fund:

HIMCO VARIABLE INSURANCE TRUST

One Hartford Plaza

Hartford, CT 06155

Attn:  Matthew J. Poznar, President

Telephone:  860-297-6436

Facsimile:  860-297-8884

E-mail:  mpoznar@himco.com

With a copy to:

HIMCO Variable Insurance Trust

One Hartford Plaza

Hartford, CT 06155

Attn:  Brenda Page, Chief Legal Officer

Telephone:  860-297-6444

Facsimile:  860-297-8892

E-mail:  brenda.page@thehartford.com

If to the Administrator:

STATE STREET BANK AND TRUST COMPANY

One Iron Street

Boston, MA 02210

Attention: Irene C Speridakos, Senior Vice President

Telephone: 617-662-9088

Facsimile: 617-662-1970

With a copy to:

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA 02206-5049

Attn:  Legal Division, Senior Vice President and Senior Managing Counsel

Facsimile:  617-662-2702

19.                               AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

20.                               ASSIGNMENT

                                                This Agreement may not be assigned by either party hereto without the prior written consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

21.                               SUCCESSORS

                                                This Agreement shall be binding on and shall inure to the benefit of the Fund and the Administrator and their respective successors and permitted assigns.

22.                               DATA PROTECTION

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

If the Administrator discovers that an unauthorized disclosure of the Customer Information in the possession of the Administrator or its agents has occurred which requires notification to the Fund under applicable law, then the Administrator will, as soon as practicable, (i) notify the Fund of such unauthorized disclosure to the extent required by applicable law, (ii) investigate and address the unauthorized disclosure, and (iii) advise the Fund as to the steps being taken that are reasonably designed to prevent future similar unauthorized disclosures.

23.                               ENTIRE AGREEMENT

                                                This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

24.                               WAIVER

                                                The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.  Any waiver must be in writing signed by the waiving party.

25.                               SEVERABILITY

                                                If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

26.                               GOVERNING LAW

                                                This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

27.                               REPRODUCTION OF DOCUMENTS

                                                This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

28.                               COUNTERPARTS

                                                This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.  Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

29.                               LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS

This Agreement is executed by the Fund with respect to each of its Portfolios and the obligations hereunder are not binding upon any of the trustees, officers, employees, agents or shareholders of the Fund individually.  Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Portfolio under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, the Fund and shall be payable solely from the available assets of such particular Portfolio and shall not be binding upon or affect any assets of any other Portfolio.

[Remainder of page intentionally left blank.]

                                                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

HIMCO VARIABLE INSURANCE TRUST

By:
Name:	Matthew J. Poznar
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Michael F. Rogers
Title:	Executive Vice President

ADMINISTRATION AGREEMENT

SCHEDULE A

TO

ADMINISTRATION AGREEMENT

PORTFOLIOS OF HIMCO VARIABLE INSURANCE TRUST

                                                HIMCO VIT Index Fund (Class IA and IB Shares)

                                                HIMCO VIT Portfolio Diversifier Fund (Class IB Shares)

                                                HIMCO VIT American Funds Growth Fund (Class IB Shares)

                                                HIMCO VIT American Funds Growth-Income Fund (Class IB Shares)

                                                HIMCO VIT American Funds International Fund ( Class IB Shares)

                                                HIMCO VIT American Funds New World Fund (Class IB Shares)

                                                HIMCO VIT American Funds Asset Allocation Fund (Class IB Shares)

                                                HIMCO VIT American Funds Blue Chip Income and Growth Fund (Class IB Shares)

                                                HIMCO VIT American Funds Bond Fund (Class IB Shares)

                                                HIMCO VIT American Funds Global Bond Fund (Class IB Shares)

                                                HIMCO VIT American Funds Global Growth and Income Fund (Class IB Shares)

                                                HIMCO VIT American Funds Global Growth Fund (Class IB Shares)

                                                HIMCO VIT American Funds Global Small Capitalization Fund (Class IB Shares)

A-1

ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.                                                                Fund Administration Treasury Services as described in Schedule B1 attached hereto; and

II.                                                           Fund Administration Tax Services as described in Schedule B2 attached hereto;

III.                                                      RESERVED

V.                                                            RESERVED

VI.                                                       RESERVED.

Schedule B1

Fund Administration Treasury Services

a.                                      Prepare for the review by designated officer(s) of the Fund financial information regarding the Portfolio(s) that will be included in the Fund’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.                                      Coordinate the audit of the Fund’s financial statements by the Fund’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.                                       Prepare for the review by designated officer(s) of the Fund the Fund’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.                                      Prepare for the review by designated officer(s) of the Fund annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Fund’s expenses, review calculations of fees paid to the Fund’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.                                       Provide periodic testing of the Portfolio(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Portfolio(s) contained in the Registration Statement for the Portfolio(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Fund as well as preparation of Board compliance materials;

f.                                        Prepare and furnish total return performance information for the Portfolio(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Fund management;

g.                                       Prepare and disseminate vendor survey information;

h.                                      Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.                                          Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

B1-1

j.                                         Maintain certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

B1-2

SCHEDULE B2

Fund Administration Tax Services

a.                                      Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

b.                                      Prepare the Portfolios’ annual federal, state, and local income tax returns and extension requests for review and for execution and filing by the Fund’s independent accountants and execution and filing by the Fund’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

c.                                       Prepare annual shareholder reporting information relating to Form 1099-DIV;

d.                                      Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

e.                                       Review annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration; and

f.                                        Participate in discussions of potential tax issues with the Portfolios and the Portfolios’ audit firm.

Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

B2-1